CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Veroni Brands Corp. (f/k/a Echo Sound Acquisition Corporation) of our report dated January 18, 2017 relating to the financial statements as of December 31, 2016 and for the period from December 7, 2016 (date of inception) to December 31, 2016 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

KCCW Accountancy Corp.

Los Angeles, California

April 23, 2018

KCCW Accountancy Corp.

430 S. Garfield Ave., #489, Alhambra, CA 91801, USA

Tel: +1 626 282 4101 • Fax: +1 626 529 1580 • info@kccwcpa.com